Exhibit 10.2

CH2M Hill Companies, Ltd.
Amended and Restated Short Term Incentive Plan

ARTICLE I
INTRODUCTION

1.1          Establishment.  CH2M HILL Companies, Ltd., a Delaware corporation, hereby amends and restates the CH2M HILL Companies, Ltd. Short Term Incentive Plan effective January 1, 2012 to award incentive compensation to eligible Participants. This Plan amends, restates, and supersedes the Short Term Incentive Plan dated January 1, 2000.

1.2          Purposes.  The purposes of the Plan are to:

•                  Reward a limited group of executives and senior leaders for the creation of value in the organization through the achievement of financial and/or strategic goals, and

•                  Provide financial incentives to Plan Participants to incentivize their contribution to the annual financial performance of the Company, thereby increasing shareholder value.

ARTICLE II
DEFINITIONS

2.1          Affiliated Company means any corporation, limited liability company, partnership or other business entity or division or department of an entity, having employees to whom the Plan Sponsor has extended (with the acceptance of such entity), and, if such ownership level is less than 50%, for legitimate business reasons, the benefits of this Plan, or any successor entities of such an entity, and in which the Plan Sponsor owns directly or indirectly at least 20% of the entity.

2.2          Award means a grant of Stock Instruments and/or cash under the Plan.

2.3          Board means the Board of Directors of the Company.

2.4          CEO means Chief Executive Officer of CH2M HILL Companies, Ltd.

2.5          Code means the Internal Revenue Code of 1986, as amended from time to time.

2.6          Committee means a committee established under Article V of the Plan.

2.7          Company means the Plan Sponsor.

2.8          Competitor means any engineering, program management, or construction company engaged in any activities or business similar in material respects to CH2M HILL business and/or listed among the top 25 companies on any ENR (Engineering News Record) list of top industry leaders (for the year in question), where the Company is listed in the top 25 companies on the list.

2.9          “Disability” means a disability of the Employee pursuant to which the Employee is entitled to disability benefits from the long term disability program of the Company or an Affiliated Company.

2.10        Employee means an individual who is employed by the Company or an Affiliated Company.

2.11        Effective Date means the effective date of the Plan, which is January 1, 2012.

2.12        Participant means an Employee designated to be eligible to receive an Award under the Plan as provided in Article III.

2.13        Performance-Based Compensation means compensation under an Award that is intended to satisfy the requirements of Section 162(m) of the Code for “qualified performance-based compensation” paid to a participant who is deemed a “covered employee” within the meaning of Code § 162(m)(3).  Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for “qualified performance-based compensation” under Code § 162(m) does not constitute performance-based compensation for other purposes, including for purposes of Code Section 409A.

2.14        Plan means the CH2M HILL Companies, Ltd. Short Term Incentive Plan.

2.15        Plan Sponsor means CH2M HILL Companies, Ltd, a Delaware corporation.

2.16        Program means each one-year short term incentive cycle.

2.17        Program Period means a period beginning on January 1st of the Program year and completing 12 months thereafter (ex. January 1, 2012 through December 31, 2012).

2.18        Retirement” means the termination of employment or significant reduction in hours by the Participant on or after age 55, other than an involuntary termination for cause, if the sum of the Participant’s age and years of service equals 65 or more and, in all cases, that constitutes a “separation from service” within the meaning of Code § 409A. Prior to January 1, 2011, Retirement means the termination of employment or significant reduction in hours by the Participant on or after age 55 that constitutes a “separation from service” within the meaning of Code § 409A.

2.19        Stock Instruments means Company stock or stock equivalents granted under the Plan.

2.20        Target Award means the target award amount established under the Plan for each Participant.

ARTICLE III
PARTICIPATION

The Committee, in its sole discretion, shall designate the Employees who may participate in the Plan for any Program Period from among the Employees of the Company or an Affiliated Company. Participation in the Plan will be on a Program Period by Program Period basis, and participation in a Program Period will not, in and of itself, entitle an Employee to participate in any other Program Period.

ARTICLE IV
SHORT TERM INCENTIVE AWARDS

4.1          Target Awards and Performance Goals.  Within 90 days of the beginning of each Program Period, as required by the Code, the Committee in its sole discretion shall establish the Target Award for each Participant, the performance goals for the Program Period, if applicable, the performance required to achieve a payout at target (100% of target), if applicable, as well as the minimum and maximum payouts. Performance goals for a Participant who is a “covered employee” within the meaning of Code § 162(m)(3) that are intended to be Performance-Based Compensation must be approved by Company shareholders in accordance with the procedures set forth in Section 162(m) of the Code.

4.2          Award Determination Process.  The Board establishes the bonus pool for the Awards to Participants at the beginning of the applicable Program Period. The actual payout value of the Award will be the Target Award adjusted up or down according to enterprise/business unit performance, and/or individual performance. Not all eligible Participants will receive an Award. All determinations made related to attainment of performance goals shall be final and binding on all Participants. Award provisions shall not be modified or amended if the modification or amendment would cause compensation payable pursuant to such Award to fail to constitute qualified performance-based compensation under Code § 162(m).

4.3          Minimum and Maximum Award Payouts.  The minimum Award payout for any Program Period shall be $0. The maximum Award payout for each Participant for any Program Period,  shall generally not exceed 200% (2 times) of the Target Award as determined by the Committee, but will be within the discretion of the Committee to determine subject to section 4.4 with respect to compliance with the requirements of Code § 162(m). Notwithstanding the above, the maximum award payout for each Participant for any Program Period shall not exceed $10,000,000 for that Program Period and may be adjusted to a lesser amount at the discretion of the Committee.

4.4          Code § 162(m) Compliance.  The Company intends that the Awards to Participants who are deemed “covered employees” within the meaning of Code § 162(m)(3) will satisfy the performance-based compensation requirements of Code § 162(m) so that the Company may deduct any compensation paid under the Plan for federal income tax purposes without limitation.  If any provision of this Plan or any Award would otherwise conflict with such intent, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict.

4.5          Payouts of Short Term Incentive Awards.  The payout of Awards will be made as soon as practicable after the end of the Program Period when Award payout amounts have been determined and generally within ninety days after the end of the Program Period, but no later than the end of the calendar year following the end of the Program Period. Except as provided in

Article VI, a Participant must be employed by the Company or an Affiliated Company on the last day of the Program Period and on the Award payout date to be eligible for a payout; provided, however, that if a Participant ceases to be employed after the Program Period ends but prior to the payout date due to death, Disability, or Retirement, such Participant remains eligible for a payout. Payments can be made in the form of 100% cash, 100% Stock Instruments, or any combination thereof as determined by the Committee. To the extent an Award payout results in a Participant exceeding any ownership limits under the Company’s Articles of Incorporation and/or Bylaws, the Award shall be paid out in cash.

4.6          Non-Transferability of Awards.  No Award shall be assignable or transferable.

4.7          Restrictions on Transfers of Instruments.  All Stock Instruments transferred to a Participant in accordance with the Plan will be subject to the terms, conditions, and restrictions on Company Stock set forth in the Company’s Articles of Incorporation and Bylaws, as amended from time to time, including: (i) restrictions that grant the Company the right to repurchase shares upon termination of the shareholder’s affiliation with the Company; (ii) restrictions that grant the Company a right of first refusal if the shareholder wishes to sell shares other than in the Internal Market; and (iii) restrictions that require the approval of the Company for any other sale of shares.

4.8          Withholding Requirement.  All Awards are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the Participants. If Company stock is awarded, a Participant will receive shares net of his or her tax withholding obligation if not enough cash is awarded to cover taxes.

ARTICLE V
PLAN ADMINISTRATION

5.1          Committee.  The Plan shall be administered by the Compensation Committee appointed by and serving at the pleasure of the Board.  The composition of the Committee shall consist of those members as described in the Charter of the Committee, as may be amended from time to time (the “Charter”).

5.2          Committee Meetings and Actions.  The Committee shall hold meetings and have the authority to take such action as determined in the Charter.

5.3          Powers of Committee.  The Committee shall, in its sole discretion, select the Participants from among the Employees,  select the performance goals for each Program Period, establish Target Awards for Participants for each Program Period, determine the time at which Awards are to be paid, determine actual performance against the established performance goals for purposes of Award payout calculations, and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all Awards granted under the Plan. The Committee shall determine the form of notice that shall evidence the particular provisions, terms, and conditions. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan, as it may deem proper and in the best interests of the Company.

The Committee may from time to time delegate its responsibilities as it determines is necessary, in its sole discretion.  The Committee may correct any defect, supply any omission, and reconcile any inconsistency in the Plan.  No member of the Committee shall be liable for any action or determination made in good faith.  The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.  The Committee has delegated to the executive leadership team (currently referred to as the Joint Council) the ability to select those Employees (other than the members of the executive leadership team and/or Section 16 officers under the securities laws) who shall participate in the Plan from time to time and establish the eligibility criteria and Target Awards for Participants. The executive leadership team also compares actual performance during the Program Period to the performance goals for the Program Period and determines the actual Award payout to Participants (other than Section 16 officers) as described in Section 4.2. The Committee shall approve participation and Target Awards for the executive leadership team and/or Section 16 officers under the securities laws. Day to day administration of the Plan shall be performed by employees of the Company.

5.4          Interpretation of Plan.  The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Stock Instruments which may be or have been granted pursuant to the Plan.

5.5          Limitation of Liability and Indemnification.

a.                                      No member of the Committee shall be liable for any action or determination made in good faith.

b.                                      Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Plan Sponsor against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company’s approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf.

ARTICLE VI
TERMINATION OF AFFILIATION

7.1          Retirement.  If a Participant qualifies for Retirement after the end of the Program Period but prior to the payout date, and provided the Participant does not, subsequent to such Retirement, affiliate with a Competitor (directly or indirectly as an employee, consultant, director, officer, or shareholder of more than 5% of equity), the Participant shall remain eligible for a payout.

7.2          Death.  If a Participant dies after the end of Program Period but prior to the payout date, the Participant shall remain eligible for a payout, and any payout will be made to the personal representative of the Participant’s estate or the designated beneficiary or other person or persons who shall have acquired entitlement to earned benefits under the Plan by bequest or inheritance as provided in Section 4.5 of the Plan.

7.3          Disability.  Upon the Participant’s separation from service, within the meaning of Code § 409A, from the Company or an Affiliated Company by reason of Disability after the end of the Program Period but prior to the payout date, the Participant shall remain eligible for a payout, and any payout will be made to the Participant as provided in Section 4.5 of the Plan.

7.4          Other Termination.  Upon the Participant’s voluntary or involuntary separation from service, within the meaning of Code § 409A, from the Company or an Affiliated Company (except as otherwise provided in Article VI or in sections 7.1, 7.2 and 7.3), all rights a Participant has to any outstanding and not yet paid Award shall terminate.

ARTICLE VII
REQUIREMENTS OF LAW

8.1          Requirements of Law.  All Awards pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

8.2          Governing Law.  The Plan and all agreements under the Plan shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America.

 ARTICLE VIII
AMENDMENT, MODIFICATION AND TERMINATION

The Board may amend or modify any provision of the Plan at any time.  The Board may suspend the granting of Awards under the Plan or terminate the Plan at any time.

The Board may determine that any Awards granted under the Plan shall be subject to additional and/or modified terms and conditions, and the terms of the Award shall be adjusted accordingly, as may be necessary to comply with or take account of any securities, exchange control, or taxation laws, regulations or practice of any territory which may have application to the relevant Participant.

ARTICLE IX
MISCELLANEOUS

10.1        Gender and Number.  Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

10.2        No Right to Continued Employment.  Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of the Participant’s employment by, or consulting relationship with, the Company or an Affiliated Company, or interfere in any way with the right of the Company or Affiliated

Companies, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an award.  Any Participant who leaves the employment of the Company or an Affiliated Company shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under this Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.